EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We  consent  to the  incorporation  by  reference  in the  Registration
Statement (Form S-8) pertaining to the Stock Option Agreement of Centigram Communications Corporation on Form S-8 of our report dated November 26, 1996, except for the second paragraph of "Commitments and Contingencies" and the note "Subsequent Event" as to which the date is December 20, 1996, with respect to the consolidated financial statements and schedule of Centigram Communications Corporation included in its Annual Report (Form 10-K) for the year ended November 2, 1996 filed with the Securities and Exchange Commission.


                                                           ERNST & YOUNG LLP

                                                           /s/ Ernst & Young LLP



San Jose, California
December 5, 1997